Exhibit 5.1

April 23, 2020

Darden Restaurants, Inc.
1000 Darden Center Drive
Orlando, Florida 32837

Re:    Registration Statement on Form S-3 File No. 333-234093

Ladies and Gentlemen:

I am Senior Vice President, Division General Counsel - Securities and Finance of Darden Restaurants, Inc., a Florida corporation (the “Company”), and in such capacity I am familiar with the above-captioned Registration Statement on Form S-3, as amended (the “Registration Statement”) relating to the registration under the Securities Act of 1933, as amended (the “Securities Act”), of an indeterminate amount of securities of the Company to be offered from time to time, and a Prospectus Supplement dated April 20, 2020, to the Prospectus dated April 20, 2020 (together the “Prospectus”), relating to the offer and sale by the Company under the Registration Statement of up to 9,000,000 shares of common stock, without par value (“Common Stock.”) and sold pursuant to the Underwriting Agreement dated April 20, 2020 (the “Underwriting Agreement”) between the Company and several underwriters named therein, for whom Goldman Sachs & Co. LLC and BofA Securities, Inc. are acting as representatives.

For purposes of this opinion I have examined the following:

(a)	the Articles of Incorporation, as amended, of the Company (the “Articles of Incorporation”);

(b)	the Bylaws, as amended, of the Company (the “Bylaws”);

(c)	resolutions of the Board of Directors of the Company adopted at a meeting held on September 18, 2019;

(d)	resolutions of the Board of Directors of the Company adopted at a meeting held on April 17, 2020;

(e)	resolutions of the Equity Pricing Committee of the Board of Directors adopted by written consent on April 20, 2020; and

(f)	the Registration Statement, including the Prospectus.

I have also examined such other documents and reviewed such questions of law as I have considered necessary and appropriate for the purposes of my opinions set forth below. In rendering my opinions, I have assumed the authenticity of all documents submitted to me as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to me as copies. I have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to my opinions, I have relied upon certificates of officers of the Company and of public officials.

I am certified as an Authorized House Counsel to provide legal services in the State of Florida on behalf of Darden Restaurants, Inc. and its subsidiaries only, and do not purport to be an expert on any other laws other than the laws of the United States and the State of Florida and this opinion is rendered only with respect to such laws.

Based on the foregoing, I am of the opinion that:

1.	The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Florida.

2.
Upon the issuance and delivery of such shares of Common Stock in accordance with the Underwriting Agreement upon payment of the consideration provided for therein, such shares of Common Stock will be validly issued, fully paid and non-assessable.

The opinions set forth above are subject to the following qualifications and exceptions:

(a)
I have assumed that, at the time of the issuance and sale of the Common Stock, there will not have occurred any change in the Company’s Articles of Incorporation or Bylaws or in the law affecting the issuance and sale of Common Stock.

(b)	My opinions expressed above are limited to the laws of the State of Florida.

I hereby consent to your filing of this opinion as an exhibit to the Registration Statement and to the reference to me under the caption “Validity of the Securities” contained in the Prospectus. In giving such consent, I do not hereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Anthony G. Morrow

Authorized House Counsel,
Member of the State Bar of Michigan only